Exhibit 10.3

Mr. William Arthur III
Severance Agreement

May 9, 2007

This SEVERANCE AGREEMENT (the "Agreement"), dated as of May 9, 2007, but effective as provided herein, is made and entered into by and among SPECTRX, INC., a Delaware corporation and its affiliates ("SpectRx") and Mr. William Arthur (the "Manager").

W I T N E S S E T H:

WHEREAS, the Manager currently serves as President and COO for Sterling Medivations, Inc.;

WHEREAS, pursuant to the Asset Purchase Agreement dated May 9, 2007 between SpectRx and certain other parties (the "Purchase Agreement"), substantially all of the assets of SimpleChoice business will be sold to a buyer (the "Asset Sale");

WHEREAS, pursuant the Purchase Agreement the execution of Non-Compete Agreement (the "NonCom Agreement"), with the Manager is required;

WHEREAS, pursuant to the Asset Sale, it is contemplated that Manager will be entitled to severance under this Agreement, in exchange for execution of the NonCom Agreement; and

WHEREAS, pursuant to the Asset Sale, it is contemplated that Manager will execute this Agreement upon the Asset Sale.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1. Severance Payments. Upon the Effective Date of this Agreement, the Manager shall resign as President and COO for Sterling Medivations, Inc. (the "Termination Date") and shall be entitled to the following payments and benefits:

(a) all base salary, less applicable taxes and withholdings as required by law, through the Terminate Date;

(b) all accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Termination Date;

(c) an amount equal to nine (9) months of the Manager'
s base salary, less applicable taxes and withholdings as required by law, which gross amount shall be divided and paid ½ cash and ½ as stock, which amounts shall be paid in one lump-sum distribution at the Sale.

(d) Manager will receive the required COBRA notification to allow Manager, at his option, to continue health care coverage for a period of time under applicable law. Provided that Manager elects to continue health care coverage under COBRA within sixty (60) days following the Termination Date, SpectRx will reimburse Manager for ½ of the COBRA coverage actually incurred for a period of 12 months. A check and/or a copy of a cancelled check from Manager to Human Resources verifying the date he incurred a COBRA expense, and the amount thereof, shall be sufficient evidence that the cost was incurred, and SpectRx shall reimburse Manager within 30 days of receiving such check.

(e) Manager will be allowed to continue to participate in any stock option plan(s) currently offered by SpectRx during the 15 month period following the Effective Date and SpectRx shall take such action as needed to vest all of the Manager'
s stock options. SpectRx reserves the right to alter, amend, or terminate such plans with or without prior notice

The Manager is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Manager's coverage under SpectRx's welfare benefit plans will be reduced to the extent that the Manager becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Manager will report to SpectRx any such benefits actually received by him.

2. Miscellaneous Provisions.

2.1 Binding on Successors. This Agreement will be binding upon and inure to the benefit of SpectRx, the Manager and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

2.2 Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

2.3 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

2.4 Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to SpectRx, Inc. Chief Executive Officer 4955 Avalon Ridge Parkway, Norcross Georgia 30071 and to the Manager addressed to him at 40 Jasmine Dunes, Santa Rosa Beach, Florida 32459, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

2.5 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

2.6 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the matters covered by this Agreement, except the (1) the SpectRx Trade Secret, Confidential Information, Assignment of Inventions, and Nonsolicitation Agreement, dated November 5, 2003, and (2) the SpectRx Inc. Non-Compete Agreement, to be dated May 9, 2007, which continue in full force and effect, and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

2.7 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by SpectRx and signed by the Manager. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Manager or SpectRx may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

2.8 No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

2.9 Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

3. Effectiveness and Prior Agreement. This Agreement will become effective upon the closing of the Asset Sale (the "Effective Date"). Notwithstanding any other provision of this Agreement, if the Asset Sale is not consummated, this Agreement will have no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 3.

/s/ William Arthur III

William Arthur III

SPECTRX, INC.

By: /s/ Mark A. Samuels

By: Mark Samuels

Title: CEO